EXHIBIT 10.3

Written Description of Oral Contract dated November 12, 2013, by and Between Canso Enterprises Ltd. and Neil Pettigrew.

On November 12, 2013, Canso Enterprises Ltd., a Nevada corporation, entered into an oral contract with Neil Pettigrew to purchase that certain geological evaluation report titled, “Arrow River Property; Property Review Report,” dated November 12, 2013, and all information contained therein for a purchase price of $5,650.  The geological report summarizes the results of the history of the exploration of the mineral claims, the regional and local geology of the mineral claims and the mineralization and the geological formations identified as a result of the prior exploration. The geological report also gives conclusions regarding potential mineralization of the mineral claims and recommends a further geological exploration program on the mineral claims.